Gray	Exhibit 99
Television, Inc.

NEWS RELEASE
Gray Reports Operating Results
For the Three-Month and Six-Month Periods Ended June 30, 2011
       Atlanta, Georgia – August 8, 2011. . . Gray Television, Inc. (“Gray,” “we,” “us” or “our”) (NYSE: GTN and GTN.A) today announced results from operations for the three-month period (the “second quarter of 2011”) and six-month period ended June 30, 2011 as compared to the three-month period (the “second quarter of 2010”) and six-month period ended June 30, 2010.
Highlights:
       For the second quarter of 2011, our revenue, broadcast expense and corporate and administrative expense were as follows:

	Three Months Ended June 30,
	2011	2010	% Change
	(in thousands except for percentages)
Revenue (less agency commissions)	$76,201	$75,636	1%

Operating expenses (before depreciation, amortization and gain on disposal of assets):
Broadcast	$47,930	$46,092	4%

Corporate and administrative	$3,402	$3,837	(11)%
Results Exceed Estimates for the Second Quarter of 2011:
       We are pleased with our operating results for the second quarter of 2011. Our total revenue increased for the second quarter of 2011 when compared to the second quarter of 2010 even though 2011 is an “off year” in the two-year political election cycle.
       For the second quarter of 2011, our operating results exceeded our initial estimates, which were publicly disclosed on May 9, 2011. Our actual total revenue exceeded our initial estimates, our actual broadcast expense was below our initially estimated range and our actual corporate expense was near the lower end of our initially estimated range.
Financing Activities in 2010 Reduced Overall Cost of Capital:
       Interest expense decreased $2.1 million and Series D perpetual preferred stock dividends decreased $4.7 million in the second quarter of 2011 compared to the second quarter of 2010. The decrease in interest expense was due to a decrease in the interest rate on our outstanding debt and a decrease in our outstanding debt balance. The decrease in our Series D perpetual preferred stock dividend was due to the redemption of approximately $60.7 million of our Series D perpetual preferred stock on April 29, 2010, resulting in a decrease in the number of Series D perpetual preferred stock shares outstanding, and a corresponding decrease in dividend requirements.
4370 Peachtree Road, NE * Atlanta, GA 30319
(404) 504-9828 * Fax (404) 261-9607

Comments on Results of Operations for the Three-Month Period Ended June 30, 2011:
Revenue.
       Total revenue increased $0.6 million, or 1%, to $76.2 million for the second quarter of 2011 compared to the second quarter of 2010 due primarily to increased local and internet advertising and retransmission consent revenue, partially offset by decreased national and political advertising revenue. Local and internet advertising revenue increased due to increased spending by advertisers in an improving economic environment while national advertising revenue suffered somewhat from decreased advertising spending by automotive and financial/insurance customers. Political advertising revenue decreased due to decreased advertising from political candidates and special interest groups in the “off year” of the two-year election cycle. Retransmission consent revenue increased due to an increase in the number of subscribers in the second quarter of 2011 compared to the second quarter of 2010. We continued to earn base consulting revenue under our agreement with Young Broadcasting, Inc. (“Young”).
The principal components of our revenue were as follows:
Local advertising revenue increased $1.9 million, or 4%, to $47.8 million.

National advertising revenue decreased $0.4 million, or 3%, to $13.4 million.

Internet advertising revenue increased $1.7 million, or 56%, to $4.9 million.

Political advertising revenue decreased $3.3 million, or 59%, to $2.3 million.

Retransmission consent revenue increased $0.4 million, or 8%, to $5.1 million.

Production and other revenue increased $0.2 million, or 9%, to $2.0 million.

Consulting revenue from our agreement with Young remained at $0.6 million in the second quarter of 2011.
       Our five largest local and national advertising categories on a combined basis by customer type for the second quarter of 2011, demonstrated the following changes during the second quarter of 2011 compared to the second quarter of 2010: automotive decreased 1%; restaurant increased 7%; medical increased 16%; communications increased 10%; and furniture and appliances increased 5%.
Operating expenses.
       Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $1.8 million, or 4%, to $47.9 million for the second quarter of 2011 compared to the second quarter of 2010 due primarily to increases in compensation expense of $1.5 million and non-compensation expense of $0.3 million. Compensation expense increased primarily due to increases in incentive compensation of $0.6 million, commissions of $0.2 million, salaries of $0.1 million and health care expense of $0.3 million. Increase in incentive compensation was due to an accrual of a portion of the currently estimated annual incentive compensation. Commissions increased due to increased local and internet advertising revenue sales. Healthcare expenses increased due to increased claims activity. As of June 30, 2011 and 2010, we employed 2,087 and 2,176 total employees, respectively, in our broadcast operations.
       Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) decreased $0.4 million, or 11%, to $3.4 million. The decrease was due primarily to a decrease in compensation expense of $0.8 million partially offset by an increase in non-compensation expense of $0.3 million. Compensation expense decreased primarily due to a decrease in bonus compensation expense. The decrease in bonus compensation expense was due primarily to the payment of an aggregate of $1.05 million in bonus compensation to certain executive officers in the second quarter of 2010. No bonus compensation payments were made to these executive officers in the second quarter of 2011. We recorded non-cash stock-based compensation expense during the second quarter of 2011 and the second quarter of 2010 of $34,000 and $62,000, respectively. Non-cash stock-based compensation expense decreased primarily due to the
Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2011 majority of our outstanding stock options becoming fully vested in 2010. We amortize the expense of our stock options over their vesting period.
Comments on Results of Operations for the Six-Month Period Ended June 30, 2011:
Revenue.
       Total revenue decreased $0.2 million, or 0.1%, to $145.9 million for the six months ended June 30, 2011 compared to the six months ended June 30, 2010 due primarily to decreased political and national advertising revenue, partially offset by increased local and internet advertising revenue and retransmission consent revenue. Political advertising revenue reflected decreased advertising from political candidates during the “off year” of the two-year political advertising cycle. Local and internet advertising revenue increased due to increased spending by advertisers in an improving economic environment. National advertising revenue decreased primarily due to the change in the broadcast network carrying the Super Bowl in 2011 to FOX from CBS and the lack of Olympic Games coverage in 2011. These events did not have as large a negative effect upon our local and internet advertising revenue as they did on our national advertising revenue and, as a result, we were able to grow our revenue in these two advertising customer types. Net advertising revenue associated with the broadcast of the 2011 Super Bowl on our one primary FOX-affiliated channel and four secondary digital FOX-affiliated channels approximated $0.2 million, which was a decrease from our approximated $0.9 million earned in 2010 on our seventeen CBS-affiliated channels. In addition, the six-month period ended June 30, 2010 benefited from approximately $2.8 million of net revenues earned from the broadcast of the 2010 Winter Olympic Games on our NBC-affiliated channels. There was no corresponding broadcast of Olympic Games during the six-month period ended June 30, 2011. Retransmission consent revenue increased due to an increase in subscribers and improved terms in our retransmission contracts for the six-month period ended June 30, 2011 compared to the six-month period ended June 30, 2010. We continued to earn base consulting revenue under our agreement with Young in the six-month period ended June 30, 2011.
The principal components of our revenue were as follows:
Local advertising revenue increased $2.2 million, or 2%, to $91.6 million.
National advertising revenue decreased $1.3 million, or 5%, to $26.4 million.
Internet advertising revenue increased $2.9 million, or 47%, to $9.1 million.
Political advertising revenue decreased $4.7 million, or 56%, to $3.7 million.
Retransmission consent revenue increased $0.8 million, or 9%, to $10.1 million.
Production and other revenue decreased $0.2 million, or 4%, to $3.6 million.
Consulting revenue from our agreement with Young was $1.1 million in the six-month period ended June 30, 2011.
       Our five largest local and national advertising categories on a combined basis by customer type for the six-month period ended June 30, 2011, demonstrated the following changes during the six-month period ended June 30, 2011 compared to the six-month period ended June 30, 2010 were: automotive increased 1%; medical increased 11%; restaurant increased 1%; communications increased 4%; and furniture and appliances increased 6%.
Operating expenses.
       Broadcast expenses (before depreciation, amortization and gain on disposal of assets) increased $2.5 million, or 3%, to $96.1 million. This increase was primarily due to an increase in compensation expense of $2.6 million, partially offset by a decrease in non-compensation expense of $0.1 million. Compensation expense increased primarily due to increases in incentive compensation of $1.1 million, commissions of $0.3 million, salaries of $0.2 million and health care expense of $0.5 million. Increase in incentive compensation was due to an accrual of a portion of the currently estimated annual employee incentive compensation.
Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2011

Commissions increased due to increased local and internet advertising revenue sales. Healthcare expenses increased due to increased claims activity.
       Corporate and administrative expenses (before depreciation, amortization and gain on disposal of assets) decreased $0.3 million, or 5%, to $6.4 million. The decrease was due primarily to a decrease in compensation expense of $0.6 million, partially offset by an increase in non-compensation expense of $0.3 million. Compensation expense decreased primarily due to a decrease in bonus compensation expense. The decrease in bonus compensation expense was due primarily to the payment of an aggregate of $1.05 million in bonus compensation to certain executive officers in the six-month period ended June 30, 2010. No bonus compensation payments were made to these executive officers in the six-month period ended June 30, 2011. We recorded non-cash stock-based compensation expense during the six-month periods ended June 30, 2011 and 2010 of $68,000 and $217,000, respectively. Non-cash stock-based compensation expense decreased primarily due to the majority of our outstanding stock options becoming fully vested in 2010. We amortize the expense of our stock options over their vesting period.
Other Financial Data:

	June 30, 2011	December 31, 2010
	(in thousands)

Cash	$3,457	$5,431
Long-term debt, including current portion	$824,969	$826,704
Preferred stock (1)	$37,418	$37,181
Borrowing availability under our senior credit facility	$40,000	$40,000

	Six Months Ended June 30,

	2011	2010
	(in thousands)
Net cash provided by operating activities	$17,262	$13,961
Net cash used in investing activities	(16,199)	(6,298)
Net cash used in financing activities	(3,037)	(7,949)

Net decrease in cash	$(1,974)	$(286)

(1)	As of June 30, 2011, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $1.9 million and $17.5 million, respectively. As of December 31, 2010, preferred stock does not include unaccreted original issuance costs and accrued preferred stock dividends of $2.1 million and $14.1 million, respectively.
Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2011

Detailed table of operating results:
Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data)

	Three Months Ended
	June 30,

	2011	2010

Revenue (less agency commissions)	$76,201	$75,636
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	47,930	46,092
Corporate and administrative	3,402	3,837
Depreciation	6,638	7,931
Amortization of intangible assets	34	120
Gain on disposals of assets, net	(831)	(480)

	57,173	57,500

Operating income	19,028	18,136
Other income (expense):
Miscellaneous income, net	3	19
Interest expense	(15,343)	(17,431)

Income before income tax	3,688	724
Income tax expense	1,129	190

Net income	2,559	534
Preferred dividends (includes accretion of issuance cost of $118 and $3,952, respectively)	1,788	6,453

Net income (loss) available to common stockholders	$771	$(5,919)

Basic per share information:
Net income (loss) available to common stockholders	$0.01	$(0.11)

Weighted-average shares outstanding	57,115	54,453

Diluted per share information:
Net income (loss) available to common stockholders	$0.01	$(0.11)

Weighted-average shares outstanding	57,116	54,453

Political advertising revenue (less agency commissions)	$2,316	$5,588
Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2011

Gray Television, Inc.
Selected Operating Data (Unaudited)
(in thousands except for per share data)

	Six Months Ended
	June 30,

	2011	2010

Revenue (less agency commissions)	$145,943	$146,118
Operating expenses before depreciation, amortization and gain on disposal of assets, net:
Broadcast	96,109	93,659
Corporate and administrative	6,440	6,759
Depreciation	13,636	15,906
Amortization of intangible assets	68	242
Gain on disposals of assets, net	(844)	(524)

	115,409	116,042

Operating income	30,534	30,076
Other income (expense):
Miscellaneous income, net	3	58
Interest expense	(31,343)	(37,042)
Loss on early extinguishment of debt	-	(349)

Loss before income tax benefit	(806)	(7,257)
Income tax benefit	(282)	(3,048)

Net loss	(524)	(4,209)
Preferred dividends (includes accretion of issuance cost of $236 and $4,253, respectively)	3,577	11,004

Net loss available to common stockholders	$(4,101)	$(15,213)

Basic and diluted per share information:
Net loss available to common stockholders	$(0.07)	$(0.30)

Weighted-average shares outstanding	57,113	51,525

Political advertising revenue (less agency commissions)	$3,697	$8,371
Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2011

Internet Initiatives:
       We continue to expand our internet initiatives in each of our markets. Our focus has been to expand local content to attract additional traffic to our websites. Our website page view data for the three-month and six-month periods ended June 30, 2011 compared to the three-month and six-month periods ended June 30, 2010 is as follows:
Gray Websites - Aggregate Page Views

	Three Months Ended June 30,
	2011	2010	% Change
	(in millions, except percentages)

Advertising impressions generated	878.6	642.3	37%
Total page views (including mobile page views)	267.0	194.2	37%

	Six Months Ended June 30,
	2011	2010	% Change
	(in millions, except percentages)

Advertising impressions generated	1,527.4	1,291.0	18%
Total page views (including mobile page views)	537.7	424.6	27%
       We attribute the increase in our website traffic to increased posting of local content and public awareness of our websites resulting from our on-air promotion of our websites.
       Our aggregate internet revenue is derived from two sources. The first source is advertising or sponsorship opportunities directly on our websites. We call this “direct internet revenue.” The other revenue source is television advertising time purchased by our clients to directly promote their involvement in our websites. We refer to this internet revenue source as “internet-related commercial time sales.”
Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2011

Guidance for the Third Quarter of 2011
       We currently anticipate that our revenue and certain operating expenses for the three-month period ending September 30, 2011 (the “third quarter of 2011”) will approximate the ranges presented in the table below.

	2011	% Change	2011	% Change
	Guidance	From	Guidance	From
	Low	Actual	High	Actual	Actual
Selected operating data:	Range	2010	Range	2010	2010
	(dollars in thousands)
OPERATING REVENUE:
Revenue (less agency commissions)	$73,500	(14)%	$74,500	(13)%	$85,345

OPERATING EXPENSES
(before depreciation, amortization and gain on disposal of assets):
Broadcast	$49,500	(1)%	$49,800	0%	$49,796
Corporate and administrative	$3,900	16%	$4,100	22%	$3,369

OTHER SELECTED DATA:
Political advertising revenues (less agency commissions)	$3,600	(78)%	$3,900	(76)%	$16,042
Comments on Guidance:
Revenue.
       Based on our current forecasts, we believe that our combined third quarter of 2011 local, national and internet revenue, excluding political revenue, will increase from the three-month period ended September 30, 2010 (the “third quarter of 2010”) by approximately 2% to 3%. The components of this anticipated increase are as follows:
•	We anticipate our third quarter of 2011 internet revenue will increase from the third quarter of 2010 by approximately 54% or $1.8 million.

•	We currently believe our third quarter of 2011 local revenue, excluding political revenue, will increase from the third quarter of 2010 by approximately 1%.

•	We currently believe our third quarter of 2011 national revenue, excluding political revenue, will decrease from the third quarter of 2010 by approximately 5%.
       We anticipate that our retransmission consent revenue during the third quarter of 2011 will increase approximately $0.3 million, to a total of approximately $4.9 million.
       We estimate our base consulting revenue will remain at $0.6 million for the third quarter of 2011. We do not anticipate recording any incentive consulting revenue in the third quarter of 2011.
Operating expenses (before depreciation, amortization and gain/loss on disposal of assets).
       The anticipated decrease in broadcast operating expense for the third quarter 2011 compared to the third quarter of 2010 is expected to be due primarily to reduced commissions associated with decreased anticipated political advertising revenue. For the full year of 2011, we currently anticipate that total broadcast operating expense will range between $194.7 million and $195.7 million in comparison to an actual amount of $196.4 million for the full year of 2010.
       For the full year of 2011, we currently anticipate that corporate and administrative operating expense will approximate $13.8 million in comparison to an actual amount of $13.6 million for the full year of 2010.
Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2011

Net Revenue By Category:
       The table below presents our net revenue by type for the three-month and six-month periods ended June 30, 2011 and 2010, respectively (dollars in thousands):

	Three Months Ended June 30,

	2011		2010

		Percent		Percent

	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$47,785	62.7%	$45,886	60.7%
National	13,428	17.6%	13,791	18.2%
Internet	4,865	6.4%	3,124	4.1%
Political	2,316	3.0%	5,588	7.4%
Retransmission consent	5,055	6.6%	4,670	6.2%
Production and other	2,029	2.8%	1,854	2.5%
Network compensation	173	0.2%	173	0.2%
Consulting revenue	550	0.7%	550	0.7%

Total	$76,201	100.0%	$75,636	100.0%

	Six Months Ended June 30,

	2011		2010

		Percent		Percent

	Amount	of Total	Amount	of Total
Broadcasting net revenues:
Local	$91,550	62.7%	$89,397	61.2%
National	26,403	18.1%	27,742	19.0%
Internet	9,112	6.2%	6,196	4.2%
Political	3,697	2.5%	8,371	5.7%
Retransmission consent	10,102	6.9%	9,309	6.4%
Production and other	3,628	2.6%	3,786	2.6%
Network compensation	351	0.2%	217	0.1%
Consulting revenue	1,100	0.8%	1,100	0.8%

Total	$145,943	100.0%	$146,118	100.0%

       The aggregate internet revenue presented above is derived from two sources: (i) direct internet revenue and (ii) internet related commercial time sales.
Conference Call Information
       We will host a conference call to discuss our second quarter operating results on August 8, 2011. The call will begin at 1:00 PM Eastern Time. The live dial-in number is 1 (888) 500-6973 and the confirmation code is 6086474. The call will be webcast live and available for replay at www.gray.tv. The taped replay of the conference call will be available at 1 (888) 203-1112, Confirmation Code: 6086474 until September 7, 2011.
Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2011

Reconciliations:
Reconciliation of net income (loss) to the non-GAAP terms (dollars in thousands):

	As Reported

	Three Months Ended

	June 30,
	2011	2010	% Change
Net income (loss)	$2,559	$534
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corporate Expenses:
Depreciation	6,638	7,931
Amortization of intangible assets	34	120
Amortization of non-cash stock based compensation	34	62
Gain on disposals of assets, net	(831)	(480)
Miscellaneous (income) expense, net	(3)	(19)
Interest expense	15,343	17,431
Income tax expense (benefit)	1,129	190
Amortization of program broadcast rights	3,581	3,852
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	8	8
Network compensation revenue recognized	(173)	(173)
Network compensation per network affiliation agreement	(60)	(60)
Payments for program broadcast rights	(4,944)	(3,853)

Broadcast Cash Flow Less Cash Corporate Expenses	23,315	25,543	(9)%
Corporate and administrative expenses excluding amortization of non-cash stock-based compensation	3,368	3,775

Broadcast Cash Flow	$26,683	$29,318	(9)%

	As Reported

	Six Months Ended

	June 30,
	2011	2010	% Change

Net loss	$(524)	$(4,209)
Adjustments to reconcile to Broadcast Cash Flow Less Cash Corp orate Expenses:
Depreciation	13,636	15,906
Amortization of intangible assets	68	242
Amortization of non-cash stock based compensation	68	217
Gain on disposals of assets, net	(844)	(524)
Miscellaneous (income) expense, net	(3)	(58)
Interest expense	31,343	37,042
Loss on early extinguishment of debt	-	349
Income tax benefit	(282)	(3,048)
Amortization of program broadcast rights	7,414	7,705
Common stock contributed to 401(k) plan excluding corporate 401(k) contributions	16	15
Network compensation revenue recognized	(351)	(217)
Network compensation per network affiliation agreement	(120)	(76)
Payments for program broadcast rights	(8,738)	(7,728)

Broadcast Cash Flow Less Cash Corporate Expenses	41,683	45,616	(9)%
Corp orate and administrative expenses excluding amortization of non-cash stock-based compensation	6,372	6,542

Broadcast Cash Flow	$48,055	$52,158	(8)%

See the next page for the definition of Non-GAAP terms.
Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2011

Non-GAAP Terms
       This press release includes the non-GAAP financial measure of Broadcast Cash Flow and Broadcast Cash Flow Less Cash Corporate Expenses. These non-GAAP amounts are used by us to approximate the amount used to calculate a key financial performance covenant contained in our senior credit facility. Broadcast Cash Flow is defined as operating income plus corporate expense, depreciation and amortization (including amortization of program broadcast rights), loss on disposal of assets, miscellaneous expense, interest expense, loss on early extinguishment of debt, income tax expense and expense of common stock contributed to our 401(k) plan, less gain on disposal of assets, miscellaneous income, income tax benefit, payments for program broadcast obligations and less network compensation revenue and network payments. Corporate expenses (excluding depreciation, amortization and non-cash stock-based compensation) are deducted from Broadcast Cash Flow to calculate “Broadcast Cash Flow Less Cash Corporate Expenses.” These non-GAAP terms are not defined in GAAP and our definitions may differ from, and therefore not be comparable to, similarly titled measures used by other companies, thereby limiting their usefulness. Such terms are used by management in addition to and in conjunction with results presented in accordance with GAAP and should be considered as supplements to, and not as substitutes for, net income (loss) and cash flows reported in accordance with GAAP.
Gray Television, Inc.
       Gray Television, Inc. is a television broadcast company headquartered in Atlanta, GA. Gray currently operates 36 television stations serving 30 markets. We broadcast a primary channel from each of our stations and also operate at least one digital second channel from the majority of our stations. Each of our primary channels are affiliated with either CBS (17 channels), NBC (10 channels), ABC (8 channels) or FOX (1 channel). In addition, we currently operate 40 digital second channels that are affiliated with either ABC (1 channel), FOX (4 channels), CW (8 channels), MyNetworkTV (18 channels), Universal Sports Network (2 channels) and The Country Network (1 channel) or are operated as local news/weather channels (6 channels).
Cautionary Statements for Purposes of the “Safe Harbor” Provisions of the Private Securities Litigation Reform Act
       This press release contains statements that constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 and the federal securities laws. These “forward-looking statements” are not statements of historical facts, and may include, among other things, statements regarding our current expectations and beliefs of operating results for the third quarter of 2011 or other periods, internet strategies, future expenses and other future events. Actual results are subject to a number of risks and uncertainties and may differ materially from the current expectations and beliefs discussed in this press release. All information set forth in this release is as of August 8, 2011. We do not intend, and undertake no duty, to update this information to reflect future events or circumstances. Information about certain potential factors that could affect our business and financial results and cause actual results to differ materially from those expressed or implied in any forward-looking statements are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” in our Annual Report on Form 10-K for the year ended December 31, 2010 and in subsequently filed reports, which are filed with the U.S. Securities and Exchange Commission (the “SEC”) and available at the SEC’s website at www.sec.gov.

For information contact:	Web site: www.gray.tv

Bob Prather	Jim Ryan

President and Chief Operating Officer	Senior V. P. and Chief Financial Officer

(404) 266-8333	(404) 504-9828
Gray Television, Inc.
Earnings Release for the three-month and six-month periods ended June 30, 2011